Resource Center: 1-800-732-6643
Exhibit 99.1

Contact:     Pete Bakel
202-752-2034
Date:    November 5, 2015

Fannie Mae Reports Net Income of $2.0 Billion and Comprehensive Income of $2.2 Billion for Third Quarter 2015

•	Fannie Mae reported net income of $2.0 billion and comprehensive income of $2.2 billion for the third quarter of 2015.

•
Fannie Mae expects to pay $2.2 billion in dividends to Treasury in December 2015. With the expected December dividend payment, the company will have paid a total of $144.8 billion in dividends to Treasury. Dividend payments do not reduce prior Treasury draws, which total $116.1 billion since 2008.

•	Fannie Mae provided approximately $132 billion in liquidity to the mortgage market in the third quarter of 2015, enabling families to buy, refinance, or rent homes.

•
Fannie Mae helped distressed families retain their homes or avoid foreclosure through approximately 29,000 workout solutions in the third quarter of 2015 using a combination of Fannie Mae’s proprietary programs as well as government sponsored programs.

•
Fannie Mae has increased the role of private capital in the mortgage market and reduced taxpayer risk through its Connecticut Avenue SecuritiesTM (CAS) and Credit Insurance Risk TransferTM (CIRTTM) transactions. Since October 2013, these transactions have transferred to the private market a significant portion of the credit risk on single-family mortgage loans with an unpaid principal balance of approximately $464 billion.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $2.0 billion for the third quarter of 2015 and comprehensive income of $2.2 billion. The company reported a positive net worth of $4.0 billion as of September 30, 2015 resulting in a dividend obligation to Treasury of $2.2 billion, which the company expects to pay in December 2015.
Fannie Mae’s net income of $2.0 billion and comprehensive income of $2.2 billion for the third quarter of 2015 compares to net income of $4.6 billion and comprehensive income of $4.4 billion for the second quarter of 2015. Net income decreased due primarily to fair value losses, partially offset by credit-related income, in the third quarter of 2015.
Fannie Mae recognized a provision for federal income taxes of $1.1 billion for the third quarter of 2015, reflecting an effective tax rate of 35 percent.
“I am proud of Fannie Mae’s leadership in bringing positive change to the housing finance system. We are delivering innovative technology to lenders to help them originate loans with greater certainty and efficiency, while we continue to transfer a significant amount of credit risk to private capital to better protect taxpayers,” said Timothy J. Mayopoulos, president and chief executive officer. “Our strong financial results punctuate the ongoing improvements we have made to give our partners the clarity they need to lend with confidence and help more families get a mortgage they can afford.”

Third Quarter 2015 Results	1

SUMMARY OF THIRD QUARTER 2015 RESULTS

(Dollars in millions)	3Q15	2Q15	Variance	3Q15	3Q14	Variance
Net interest income	$5,588	$5,677	$(89)	$5,588	$5,184	$404
Fee and other income	259	556	(297)	259	826	(567)
Net revenues	5,847	6,233	(386)	5,847	6,010	(163)
Investment gains, net	299	514	(215)	299	171	128
Fair value gains (losses), net	(2,589)	2,606	(5,195)	(2,589)	(207)	(2,382)
Administrative expenses	(952)	(689)	(263)	(952)	(706)	(246)
Credit-related income (expense)
Benefit (provision) for credit losses	1,550	(1,033)	2,583	1,550	1,085	465
Foreclosed property expense	(497)	(182)	(315)	(497)	(249)	(248)
Total credit-related income (expense)	1,053	(1,215)	2,268	1,053	836	217
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(413)	(397)	(16)	(413)	(351)	(62)
Other non-interest expenses(1)	(215)	(202)	(13)	(215)	(61)	(154)
Net gains (losses) and income (expenses)	(2,817)	617	(3,434)	(2,817)	(318)	(2,499)
Income before federal income taxes	3,030	6,850	(3,820)	3,030	5,692	(2,662)
Provision for federal income taxes	(1,070)	(2,210)	1,140	(1,070)	(1,787)	717
Net income attributable to Fannie Mae	$1,960	$4,640	$(2,680)	$1,960	$3,905	$(1,945)
Total comprehensive income attributable to Fannie Mae	$2,213	$4,359	$(2,146)	$2,213	$4,000	$(1,787)
Dividends distributed or available for distribution to senior preferred stockholder	$(2,202)	$(4,359)	$2,157	$(2,202)	$(3,999)	$1,797
(1)    Consists of debt extinguishment gains (losses), net and other expenses.
Net revenues, which consist of net interest income and fee and other income, were $5.8 billion for the third quarter of 2015, compared with $6.2 billion for the second quarter of 2015.
Net interest income, which includes guaranty fee revenue, was $5.6 billion for the third quarter of 2015 compared with $5.7 billion for the second quarter of 2015. Net interest income for the third quarter was driven by guaranty fee revenue, including amortization income from prepayments, and interest income earned on mortgage assets in the company’s retained mortgage portfolio.
An increasing portion of Fannie Mae’s net interest income in recent years has been derived from guaranty fees rather than from interest income earned on the company’s retained mortgage portfolio assets. This is a result of both the impact of guaranty fee increases implemented in 2012 and the shrinking of the retained mortgage portfolio. The company estimates that a majority of its net interest income for the third quarter of 2015 was derived from guaranty fees on loans underlying its Fannie Mae MBS. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.

Third Quarter 2015 Results	2

Net fair value losses were $2.6 billion in the third quarter of 2015, compared with gains of $2.6 billion in the second quarter of 2015. Fair value losses for the third quarter of 2015 were due primarily to decreases in longer-term interest rates negatively impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s financial instruments may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage spreads, implied volatility, and activity related to these financial instruments.
Credit-related income, which consists of a benefit for credit losses and foreclosed property expense, was $1.1 billion in the third quarter of 2015, compared with credit-related expense of $1.2 billion in the second quarter of 2015. Credit-related income in the third quarter of 2015 was due to a benefit for credit losses for the quarter driven primarily by an increase in home prices and a decrease in mortgage interest rates during the quarter, partially offset by foreclosed property expense.

Third Quarter 2015 Results	3

VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, the company expects its earnings in 2015 and future years will be substantially lower than its earnings for 2014, due primarily to the company’s expectation of substantially lower income from resolution agreements, continued declines in net interest income from its retained mortgage portfolio assets, and lower credit-related income or a shift to credit-related expense. In addition, certain factors, such as changes in interest rates or home prices, could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015 (the “Third Quarter 2015 Form 10-Q”).

Third Quarter 2015 Results	4

SUMMARY OF THIRD QUARTER 2015 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s goals of providing liquidity to the market, expanding access to credit, and helping the U.S. housing market recover.

(Dollars in millions)	3Q15	2Q15	Variance	3Q15	3Q14	Variance
Single-Family Segment:
Guaranty fee income(1)	$3,145	$3,092	$53	$3,145	$2,945	$200
Credit-related income (expense)	1,029	(1,238)	2,267	1,029	748	281
TCCA fees(1)	(413)	(397)	(16)	(413)	(351)	(62)
Other expense, net(2)	(682)	(412)	(270)	(682)	(443)	(239)
Income before federal income taxes	3,079	1,045	2,034	3,079	2,899	180
Provision for federal income taxes	(1,040)	(419)	(621)	(1,040)	(837)	(203)
Net income	$2,039	$626	$1,413	$2,039	$2,062	$(23)
Multifamily Segment:
Guaranty fee income	$367	$357	$10	$367	$332	$35
Credit-related income	24	23	1	24	88	(64)
Other(3)	(50)	27	(77)	(50)	1	(51)
Income before federal income taxes	341	407	(66)	341	421	(80)
Provision for federal income taxes	(17)	(41)	24	(17)	(37)	20
Net income	$324	$366	$(42)	$324	$384	$(60)
Capital Markets Segment:
Net interest income	$1,401	$1,513	$(112)	$1,401	$1,845	$(444)
Investment gains, net	1,608	1,562	46	1,608	1,516	92
Fair value gains (losses), net	(2,697)	2,555	(5,252)	(2,697)	(335)	(2,362)
Other(4)	(322)	(230)	(92)	(322)	169	(491)
Income (loss) before federal income taxes	(10)	5,400	(5,410)	(10)	3,195	(3,205)
Provision for federal income taxes	(13)	(1,750)	1,737	(13)	(913)	900
Net income (loss)	$(23)	$3,650	$(3,673)	$(23)	$2,282	$(2,305)

(1)
Reflects the impact of a 10 basis point guaranty fee increase implemented pursuant to the Temporary Payroll Tax Cut Continuation Act of 2011 (the “TCCA”), the incremental revenue from which must be remitted to Treasury. The resulting revenue is included in guaranty fee income and the expense is recognized in “TCCA fees.”

(2)    Consists primarily of administrative expenses and fee and other income.
(3)     Consists primarily of gains from partnership investments, administrative expenses, and fee and other income.
(4)    Consists primarily of guaranty fee expense, administrative expenses, and fee and other income.
Single-Family Business

•
Single-Family net income was $2.0 billion in the third quarter of 2015, compared with $626 million in the second quarter of 2015. Net income in the third quarter of 2015 was driven primarily by guaranty fee income and credit-related income.

•	Single-Family guaranty fee income was $3.1 billion in both the third quarter of 2015 and the second quarter of 2015.

Third Quarter 2015 Results	5

•	The Single-Family guaranty book of business was $2.83 trillion as of both September 30, 2015 and June 30, 2015.

•
Single-Family credit-related income was $1.0 billion in the third quarter of 2015, compared with credit-related expense of $1.2 billion in the second quarter of 2015. Credit-related income in the third quarter of 2015 was due to a benefit for credit losses for the quarter driven primarily by an increase in home prices and a decrease in mortgage interest rates during the quarter, partially offset by foreclosed property expense.

Multifamily Business

•
Multifamily net income was $324 million in the third quarter of 2015, compared with $366 million in the second quarter of 2015. Multifamily net income in the third quarter of 2015 was driven primarily by guaranty fee income.

•
Multifamily guaranty fee income was $367 million for the third quarter of 2015, compared with $357 million for the second quarter of 2015. Multifamily guaranty fee income increased in the third quarter of 2015 compared with the second quarter of 2015 as loans with higher guaranty fees have become a larger part of the company’s Multifamily guaranty book of business, while loans with lower guaranty fees continue to liquidate.

•	The Multifamily guaranty book of business was $212.1 billion as of September 30, 2015, compared with $213.2 billion as of June 30, 2015.
Capital Markets

•
Capital Markets had a net loss of $23 million in the third quarter of 2015, compared with net income of $3.7 billion in the second quarter of 2015. Capital Markets’ net loss in the third quarter of 2015 was driven primarily by net fair value losses, partially offset by net interest income and net investment gains.

•
Capital Markets net fair value losses were $2.7 billion in the third quarter of 2015, compared with net fair value gains of $2.6 billion in the second quarter of 2015. Net fair value losses for the third quarter of 2015 were due primarily to fair value losses on risk management derivatives driven by decreases in longer-term interest rates during the quarter.

•
Capital Markets net investment gains were $1.6 billion in both the third quarter of 2015 and the second quarter of 2015. Net investment gains for the third quarter of 2015 were due primarily to the sale of mortgage-related securities during the quarter.

•
Capital Markets net interest income was $1.4 billion for the third quarter of 2015, compared with $1.5 billion for the second quarter of 2015. Net interest income was driven primarily by interest earned on the retained mortgage portfolio.

•
Capital Markets retained mortgage portfolio balance decreased to $370.5 billion as of September 30, 2015, compared with $390.3 billion as of June 30, 2015, resulting from purchases of $67.7 billion and sales and liquidations of $87.6 billion during the third quarter of 2015.

Third Quarter 2015 Results	6

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae continues to invest significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency (“FHFA”). These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family securitization infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.
ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through September 30, 2015, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $142.5 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.

Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the fourth quarter of 2015 calculated based on the company’s net worth of $4.0 billion as of September 30, 2015 less a capital reserve amount of $1.8 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal

Third Quarter 2015 Results	7

quarter exceeds an applicable capital reserve amount. The capital reserve amount is $1.8 billion for each quarter of 2015 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2014.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards to promote sustainable homeownership and stability in the housing market. Fannie Mae actively monitors on an ongoing basis the credit risk profile and credit performance of the company’s single-family loan acquisitions, in conjunction with housing market and economic conditions, to determine if its pricing, eligibility, and underwriting criteria accurately reflects the risk associated with loans the company acquires or guarantees. Single-family conventional loans acquired by Fannie Mae in the first nine months of 2015 had a weighted average borrower FICO credit score at origination of 749 and a weighted average original loan-to-value ratio of 75 percent.
Fannie Mae’s single-family conventional guaranty book of business as of September 30, 2015 consisted of single-family loans acquired prior to 2009; non-Refi PlusTM loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (“HARP®”); and other loans acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.

Third Quarter 2015 Results	8

The single-family serious delinquency rate for Fannie Mae’s book of business has decreased for 22 consecutive quarters since the first quarter of 2010, and was 1.59 percent as of September 30, 2015, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. High levels of foreclosures, changes in state foreclosure laws, new federal and state servicing requirements imposed by regulatory actions and legal settlements, and the need for servicers to adapt to these changes have lengthened the time it takes to foreclose on a mortgage loan in a number of states, particularly in New York, Florida, and New Jersey. Other factors such as the pace of loan modifications, the timing and volume of future sales the company makes of nonperforming loans, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.
Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $30.0 billion as of September 30, 2015 from $32.1 billion as of June 30, 2015. The company’s loss reserves have declined substantially from their peak and are expected to decline further.

Third Quarter 2015 Results	9

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $132 billion in liquidity to the mortgage market in the third quarter of 2015, through its purchases of loans and guarantees of loans and securities, which resulted in approximately:

•	297,000 home purchases

•	275,000 mortgage refinancings

•	118,000 units of multifamily housing
The company was one of the largest issuers of single-family mortgage-related securities in the secondary market in the third quarter of 2015, with an estimated market share of new single-family mortgage-related securities issuances of 36 percent, compared with 37 percent in the second quarter of 2015 and 38 percent in the third quarter of 2014. The company’s market share decreased in the third quarter of 2015 compared with the second quarter of 2015 primarily as a result of competition from Ginnie Mae.
Fannie Mae also remained a continuous source of liquidity in the multifamily market. As of June 30, 2015 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.
Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 45,000 loans in the third quarter of 2015. Refinancings delivered to Fannie Mae through Refi Plus in the third quarter of 2015 reduced borrowers’ monthly mortgage payments by an average of $182. The company expects the volume of refinancings under HARP to continue to decline, due to a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.

Third Quarter 2015 Results	10

Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Nine Months Ended September 30,
	2015		2014
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention solutions:
Modifications	$12,560	75,113	$16,425	96,915
Repayment plans and forbearances completed	667	4,795	752	5,607
Total home retention solutions	13,227	79,908	17,177	102,522
Foreclosure alternatives:
Short sales	2,396	11,593	3,866	18,691
Deeds-in-lieu of foreclosure	895	5,723	1,414	8,944
Total foreclosure alternatives	3,291	17,316	5,280	27,635
Total loan workouts	$16,518	97,224	$22,457	130,157
Loan workouts as a percentage of single-family guaranty book of business	0.78%	0.75%	1.05%	0.99%
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•	Fannie Mae provided approximately 29,000 loan workouts during the third quarter of 2015 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 22,000 loan modifications during the third quarter of 2015.

Third Quarter 2015 Results	11

FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Nine Months Ended September 30,
	2015	2014
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	87,063	103,229
Total properties acquired through foreclosure	61,886	91,372
Dispositions of REO	(87,991)	(102,215)
End of period inventory of single-family foreclosed properties (REO)	60,958	92,386
Carrying value of single-family foreclosed properties (dollars in millions)	$7,245	$10,209
Single-family foreclosure rate	0.48%	0.70%

•	Fannie Mae acquired 17,725 single-family REO properties, primarily through foreclosure, in the third quarter of 2015, compared with 19,845 in the second quarter of 2015.

•
As of September 30, 2015, the company’s inventory of single-family REO properties was 60,958, compared with 68,717 as of June 30, 2015. The carrying value of the company’s single-family REO was $7.2 billion as of September 30, 2015.

•
The company’s single-family foreclosure rate was 0.48 percent for the nine months ended September 30, 2015. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the third quarter of 2015 are available in the accompanying Annex; however, investors and interested parties should read the company’s Third Quarter 2015 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s Web site, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Third Quarter 2015 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2015 Third Quarter Credit Supplement” at www.fanniemae.com.

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the impact of the company’s credit risk transfer transactions; the sources of its future net interest income; the company’s future profitability; the level of the company’s earnings in 2015 and future years as compared with 2014; the drivers of the expected decline in the company’s earnings in 2015 and future years as compared with 2014; the factors that will affect the company’s future financial results; the factors that will affect the company’s future single-family serious delinquency rates; the future volume of its HARP refinancings; the future fair value of the company’s financial instruments; the company’s future loss reserves; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future interest rates and home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability; changes in borrower behavior, including increases in the number of underwater borrowers who

Third Quarter 2015 Results	12

strategically default on their mortgage loans; the volume of loans it modifies; the effectiveness of its loss mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as a requirement that the company implement a principal forgiveness program or the enactment of housing finance reform legislation; future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, as its conservator or as its regulator, such as changes in the type of business the company does or the implementation of a single GSE security; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risks; natural disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2014 and the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2015, and elsewhere in this release.

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Third Quarter 2015 Results	13

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions, except share amounts)

	As of
	September 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$19,915	$22,023
Restricted cash (includes $25,809 and $27,515, respectively, related to consolidated trusts)	30,281	32,542
Federal funds sold and securities purchased under agreements to resell or similar arrangements	26,600	30,950
Investments in securities:
Trading, at fair value	38,009	31,504
Available-for-sale, at fair value (includes $351 and $596, respectively, related to consolidated trusts)	22,007	30,654
Total investments in securities	60,016	62,158
Mortgage loans:
Loans held for sale, at lower of cost or fair value	3,716	331
Loans held for investment, at amortized cost:
Of Fannie Mae	241,294	272,360
Of consolidated trusts	2,804,581	2,782,344
Total loans held for investment (includes $14,605 and $15,629, respectively, at fair value)	3,045,875	3,054,704
Allowance for loan losses	(29,135)	(35,541)
Total loans held for investment, net of allowance	3,016,740	3,019,163
Total mortgage loans	3,020,456	3,019,494
Accrued interest receivable, net (includes $7,371 and $7,169, respectively, related to consolidated trusts)	8,137	8,193
Acquired property, net	7,691	10,618
Deferred tax assets, net	39,012	42,206
Other assets	18,674	19,992
Total assets	$3,230,782	$3,248,176
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,156 and $8,282, respectively, related to consolidated trusts)	$10,016	$10,232
Federal funds purchased and securities sold under agreements to repurchase	118	50
Debt:
Of Fannie Mae (includes $9,975 and $6,403, respectively, at fair value)	417,458	460,443
Of consolidated trusts (includes $23,143 and $19,483, respectively, at fair value)	2,788,787	2,761,712
Other liabilities (includes $426 and $503, respectively, related to consolidated trusts)	10,400	12,019
Total liabilities	3,226,779	3,244,456
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 shares outstanding	687	687
Accumulated deficit	(127,206)	(127,618)
Accumulated other comprehensive income	1,613	1,733
Treasury stock, at cost, 150,679,953 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	3,972	3,680
Noncontrolling interest	31	40
Total equity	4,003	3,720
Total liabilities and equity	$3,230,782	$3,248,176

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2015 Form 10-Q

Third Quarter 2015 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Interest income:
Trading securities	$99	$151	$330	$421
Available-for-sale securities	261	395	931	1,249
Mortgage loans (includes $24,537 and $25,217, respectively, for the three months ended and $73,426 and $76,704, respectively, for the nine months ended related to consolidated trusts)	26,980	27,779	80,706	84,532
Other	37	29	104	77
Total interest income	27,377	28,354	82,071	86,279
Interest expense:
Short-term debt	37	26	99	67
Long-term debt (includes $19,891 and $21,094, respectively, for the three months ended and $59,934 and $64,862, respectively, for the nine months ended related to consolidated trusts)	21,752	23,144	65,640	71,386
Total interest expense	21,789	23,170	65,739	71,453
Net interest income	5,588	5,184	16,332	14,826
Benefit for credit losses	1,550	1,085	1,050	3,498
Net interest income after benefit for credit losses	7,138	6,269	17,382	18,324
Investment gains, net	299	171	1,155	749
Fair value losses, net	(2,589)	(207)	(1,902)	(2,331)
Debt extinguishment gains (losses), net	(11)	11	—	49
Fee and other income	259	826	1,123	5,564
Non-interest income (loss)	(2,042)	801	376	4,031
Administrative expenses:
Salaries and employee benefits	317	337	999	981
Professional services	219	263	741	780
Occupancy expenses	43	47	129	144
Other administrative expenses	373	59	495	170
Total administrative expenses	952	706	2,364	2,075
Foreclosed property expense (income)	497	249	1,152	(227)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	413	351	1,192	1,008
Other expenses, net	204	72	412	479
Total expenses	2,066	1,378	5,120	3,335
Income before federal income taxes	3,030	5,692	12,638	19,020
Provision for federal income taxes	(1,070)	(1,787)	(4,150)	(6,123)
Net income	1,960	3,905	8,488	12,897
Other comprehensive income (loss):
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(177)	63	(548)	480
Other	430	32	428	32
Total other comprehensive income (loss)	253	95	(120)	512
Total comprehensive income	2,213	4,000	8,368	13,409
Less: Comprehensive income attributable to noncontrolling interest	—	—	—	(1)
Total comprehensive income attributable to Fannie Mae	$2,213	$4,000	$8,368	$13,408
Net income	$1,960	$3,905	$8,488	$12,897
Less: Net income attributable to noncontrolling interest	—	—	—	(1)
Net income attributable to Fannie Mae	1,960	3,905	8,488	12,896
Dividends available for distribution to senior preferred stockholder	(2,202)	(3,999)	(8,357)	(13,403)
Net income (loss) attributable to common stockholders	$(242)	$(94)	$131	$(507)
Earnings (loss) per share:
Basic	(0.04)	(0.02)	0.02	(0.09)
Diluted	(0.04)	(0.02)	0.02	(0.09)
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762	5,762
Diluted	5,762	5,762	5,893	5,762
See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2015 Form 10-Q

Third Quarter 2015 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Nine Months Ended September 30,
	2015	2014
Net cash provided by (used in) operating activities	$(6,375)	$960
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	633	1,046
Proceeds from sales of trading securities held for investment	1,028	1,241
Proceeds from maturities and paydowns of available-for-sale securities	3,477	4,505
Proceeds from sales of available-for-sale securities	6,919	2,461
Purchases of loans held for investment	(146,577)	(93,029)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	21,460	19,765
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	376,169	281,787
Net change in restricted cash	2,261	477
Advances to lenders	(92,345)	(71,268)
Proceeds from disposition of acquired property and preforeclosure sales	16,306	19,533
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	4,350	9,525
Other, net	103	(178)
Net cash provided by investing activities	193,784	175,865
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	337,748	284,266
Payments to redeem debt of Fannie Mae	(381,487)	(339,528)
Proceeds from issuance of debt of consolidated trusts	259,254	188,719
Payments to redeem debt of consolidated trusts	(397,025)	(296,612)
Payments of cash dividends on senior preferred stock to Treasury	(8,075)	(16,594)
Other, net	68	25
Net cash used in financing activities	(189,517)	(179,724)
Net decrease in cash and cash equivalents	(2,108)	(2,899)
Cash and cash equivalents at beginning of period	22,023	19,228
Cash and cash equivalents at end of period	$19,915	$16,329
Cash paid during the period for:
Interest	$78,584	$81,947
Income taxes	470	2,475

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2015 Form 10-Q

Third Quarter 2015 Results	16